As filed with the Securities and Exchange Commission on December 19, 2005
Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SYNGENTA AG (Exact name of registrant as specified in its charter)

SWITZERLAND	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Schwarzwaldallee 215 4058 Basel Switzerland Telephone: 011 41 61 323 1111
(Address of principal executive offices)

SYNGENTA SHARE PLAN FOR NON-EXECUTIVE DIRECTORS
(Full title of the plan)

Elizabeth K. Quarles Syngenta Corporation 2200 Concord Pike Wilmington, DE 19803 (302) 425-2000
(Name and address of agent for service)

Telephone number, including area code, of agent for service: (302) 425-2000

Copies to: Louis L. Goldberg, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Shares of Syngenta AG, nominal value CHF 10 each.	3,600	$197.32	710,352	$77.00
(1)	Plus an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933, as amended solely for the purpose of computing the registration fee, based on the closing price of the securities being registered hereby on the Swiss Exchange (SWX) on December 16, 2005 (CHF 153.00) and on an exchange rate of 1CHF = $.7754.

PART I

ITEM 1. PLAN INFORMATION

     Not required to be filed with this registration statement.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     Not required to be filed with this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission (the “Commission”) by Syngenta AG (the “Registrant”) pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”) (File No. 001-15152) and the Securities Act of 1933, as amended (the “1933 Act”) are incorporated by reference herein:

     (1) The Registrant’s 1934 Act Annual Report on Form 20-F for the year ended December 31, 2004 (File No. 001-15152) (the “Form 20-F”); and

     (2) All documents filed with the Commission by the Registrant pursuant to Sections 13(a) or 15(d) of the 1934 Act subsequent to December 31, 2004, the date of the latest audited financial statements of the Registrant contained in the Form 20-F and prior to the filing of a post-effective amendment hereof which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold; and

     (3) The description of the Registrant’s American Depository Shares contained in the Registrant’s 1934 Act Registration Statement on Form 8-A (File No. 001-15152) incorporating by reference the description thereof from the Registrant’s 1933 Act Registration Statement on Form F-1 (Registration No. 333-12640) (the “Form F-1”), including any amendment thereto or report filed for the purpose of updating such description.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

     The Registrant will provide, without charge to each person, including any beneficial owner, to whom this document is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this document). Requests for such documents should be submitted in writing, addressed to the office of the Company Secretary, Syngenta AG, Schwarzwaldallee 215, 4058 Basel, Switzerland, 011-41-61-323-1111.

ITEM 4. DESCRIPTION OF SECURITIES

     Not applicable, see Item 3(3) above.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     Messrs. C. Maeder, General Counsel, and D. Heller, Company Secretary, hold equity securities of the Registrant with a value in excess of $50,000.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Neither applicable Swiss law nor the Registrant’s Articles of Incorporation provide for the indemnification of the Registrant’s officers, directors or controlling persons. The Registrant maintains a Directors and Officers liability insurance policy.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not Applicable.

ITEM 8. EXHIBITS

Exhibit Number	Exhibit

4	English translation of the Articles of Incorporation (Satzung) of the Registrant (incorporated by reference to the Form F-1, Exhibit 3.1).

5	Opinion of Christoph Maeder and Damian Heller regarding the legality of any original issuance securities being registered.

23.1	Consent of Ernst & Young Ltd.

23.2	Consent of Messrs. Maeder and Heller (included in Exhibit 5).

24	Powers of Attorney (included on the signature page of this registration statement).

ITEM 9. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “1933 Act”);

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this registration statement;

          (2) That for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and where applicable, each filing of the Plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant. Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Basel, Switzerland on this 14th day of December, 2005.

SYNGENTA AG

By:	/s/ J. Martin Taylor

	Name:	J. Martin Taylor
	Title:	Chairman of the Board

By:	/s/ Michael P. Pragnell

	Name:	Michael P. Pragnell
	Title:	Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints J. Martin Taylor, Rupert Gassert, Michael P. Pragnell, Felix A. Weber and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable the Registrant to comply with the 1933 Act and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of the registration statement on Form S-8 under the 1933 Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such registration statement, and any amendments to such registration statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the 1933 Act, this registration statement has been signed by the following persons in the capacities set forth below on this 14th day of December, 2005.

Signature	Title

/s/ J. Martin Taylor	Chairman of the Board

J. Martin Taylor

Chief Executive Officer and Member,
/s/ Michael P. Pragnell	Board of Directors

Michael P. Pragnell

/s/ Domenico Scala	Chief Financial Officer

Domenico Scala

/s/ Rupert Gassert	Vice Chairman, Board of Directors

Rupert Gassert

/s/ Peggy B. Bruzelius	Member, Board of Directors

Peggy B. Bruzelius

/s/ Peter Doyle	Member, Board of Directors

Peter Doyle

/s/ Pierre Landolt	Member, Board of Directors

Pierre Landolt

/s/ Pedro Reiser	Member, Board of Directors

Pedro Reiser

/s/ Peter M. Thompson	Member, Board of Directors

Peter M. Thompson

/s/ Rolf U. Watter	Member, Board of Directors

Rolf U. Watter

/s/ Felix A. Weber	Member, Board of Directors

Felix A. Weber

/s/ Jacques Vincent	Member, Board of Directors

Jacques Vincent

/s/ Elizabeth K. Quarles	Authorized Representative in the United States

Elizabeth K. Quarles

INDEX TO EXHIBITS

Exhibit Number	Exhibit	Sequential Page Number

4	English translation of the Articles of Incorporation (Satzung) of the Registrant (incorporated by reference to the Form F-1, Exhibit 3.1).	*

5	Opinion of Christoph Maeder and Damian Heller regarding the legality of any original issuance securities being registered.

23.1	Consent of Ernst & Young Ltd.

23.2	Consent of Messrs. Maeder and Heller (included in Exhibit 5).

24	Powers of Attorney (included on the signature page of this registration statement).

*Incorporated herein by reference